1


                             FACILITY USE AGREEMENT

         This Facility Use Agreement (hereinafter referred to as the "Agreement") is made and executed as of the close of business on the 1st day of March, 2000 by and among Caster One, L.L.C., a Delaware limited liability company, (hereinafter referred to as "Newco"), Andrew Caster, M.D. (hereinafter referred to as "Provider") and Caster Eye Center Medical Group, a California professional corporation (hereinafter referred to as "Caster PC").

                             Preliminary Statements:

         Provider, a licensed medical professional, together with Caster PC provides Refractive Surgery (as hereinafter defined) and related services in the area of Los Angeles County, California.

         Newco owns certain equipment and assets (none of which include the practice of medicine) used in the performance of Refractive Surgery and related services.

         Provider and Caster PC desire to use Newco's facilities to render medical services to their patients.

         Caster PC desires to employ certain employees on behalf of Newco, for the purpose of rendering services at and using the facilities of Newco.

                             Statement of Agreement

         In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and on the terms and subject to the conditions herein set forth, the parties hereto agree as follows:

                                    ARTICLE I

                              Certain Defined Terms

         Unless otherwise defined in Section 1.1 or elsewhere in this Agreement, all capitalized terms used in this Agreement shall have the meanings ascribed to them in that certain Contribution Agreement (the "Contribution Agreement") dated as of March 1, 2000, among Prime Medical Services, Inc., a Delaware corporation, Prime Refractive, L.L.C., a Delaware limited liability company, Newco, Provider and Caster PC.

                                   ARTICLE II

                           Relationship of the Parties

         The relationship under this Agreement between Newco, on the one hand, and Provider and Caster PC, on the other hand, shall be that of independent contractors. The provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the parties. Newco acknowledges and agrees that Provider and Caster PC shall retain the exclusive authority to direct the medical, clinical professional, and ethical aspects of their respective medical practices. Newco shall neither exercise control over nor interfere with the physician-patient relationships of Provider or Caster PC, which shall be maintained strictly between Provider, Caster PC and their patients.

                                   ARTICLE III

                        Services to be Provided by Newco

         Section 3.1 General. No party will act in a manner that would prevent the other parties from performing their duties hereunder, and each party will provide such information and assistance to each other party as is reasonably required to enable such other party to perform its services hereunder. Newco shall, and shall use its best efforts to cause its employees to, comply with all applicable federal, state and local laws, rules and regulations in its provision of services hereunder.

         Section 3.2 Facilities. Newco shall make available to Caster PC and Provider the real property located at 9100 Wilshire Blvd., Suite 265E, Beverly Hills, California 90212, and the improvements, facilities and assets located thereon, including without limitation, the Assets, the Business and personnel, for the use of Caster PC and Provider in the performance of Refractive Surgery and related services (together with any subsequent property, improvements, facilities or assets acquired by Newco in replacement of or in addition to the foregoing, the "Facilities"). Newco agrees to maintain the Facilities in a commercially reasonable manner in light of the intended use of the Facilities.

         Section 3.3 Newco Management. Newco shall manage and administer the Facilities, which management and administration shall include, without limitation, all administration, accounting, purchasing, payroll, legal services, record keeping, bookkeeping, computer services, information management, printing, postage, duplication services, hiring of personnel, quality assurance programs, billing and collecting from, and contracting with, patients, insurance companies, managed care payors, governmental entities and other third-party payors with respect to all professional, medical and other services provided by Caster PC or Provider, and management and administration of all other aspects of the Business.

         Notwithstanding any provision of this Agreement to the contrary:

     (a) Newco shall not engage in the practice of medicine, and Provider shall at all times be responsible for all activities that constitute the practice of medicine; and

                  (b) this Agreement shall not be construed to require Provider, or any other medically trained or licensed medical professionals under the direction or control of Provider, to perform Refractive Surgery at the facilities of, or use the equipment of, Newco, if in Provider's professional medical judgment, such use would be detrimental to Provider's patients.

                  (c) although Caster PC shall pay and provide all required salaries and benefits to all employees, said employees shall, to the extent they work on the Business conducted by Newco, and except as limited by the Transaction Documents, be treated as employees of Newco, and Newco shall, only in accordance with the provisions of Section 4.2 hereof, provide Caster PC with such funds as Caster PC requires to satisfy said payment obligation.

         Section 3.4 Events Excusing Performance. In the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which Newco has no control (hereinafter, with respect to any non-performing party not having control over such event, a "Force Majeure Event"), Newco shall not be liable to Caster PC or Provider for failure to provide any of the Facilities hereunder, and Caster PC and Provider shall not have the right to terminate this Agreement, for so long as such events continue and for a reasonable period of time thereafter; provided, however, that if such events continue and Newco is not able to provide any Facilities hereunder for a period of one hundred and eighty (180) consecutive days or more, Newco, Caster PC or Provider may terminate this Agreement by written notice to the others. Notwithstanding any provision of the Transaction Documents to the contrary, for any portion of such periods following a Force Majeure Event in excess of five
(5) business days during which Newco is unable to provide Facilities sufficient to allow Caster to perform Refractive Surgery, then Caster may perform medical services, including Refractive Surgery at such other locations within or without the Restricted Area as he deems appropriate and he shall be entitled to retain all compensation receive therefrom.

                                   ARTICLE IV

                      Obligations of Caster PC and Provider

         Section 4.1 Facility Fee. Subject to modification in the manner prescribed by Section 8.9 of Newco's Limited Liability Company Agreement, the fees payable to Newco by Caster PC and Provider in return for use of the Facilities made available by Newco hereunder (the "Facility Usage Fee") shall be determined on a per procedure basis, and shall be remitted to Newco weekly following the performance of the procedure for which the Facility Usage Fee is due, less any unreimbursed reimbursable expenses that have been incurred under
Section 4.2 up to that time. The amount of the Facility Usage Fee with respect to any procedure shall be determined in accordance with the following procedures.

                  (a) As long as Caster PC's standard, undiscounted fee charged to the patient (determined without reference to the fee charged for any single procedure, the "Patient Fee") has at all prior times remained between the amounts of $2,400 per procedure and $2,275 per procedure, the Facility Usage Fee shall equal (i) the amount actually collected for such procedure minus (ii) $400.

                  (b) At all times following any reduction of the Patient Fee to an amount less than $2,275 per procedure, or any increase in the Patient Fee to an amount greater than $2,400 per procedure, the Facility Usage Fee shall equal
(i) the amount actually collected for such procedure minus (ii) an amount up to seventeen and 58/100 percent (17.58%) of such Patient Fee; provided, however, that in no event shall the Facility Usage Fee be below the fair market value of the use of the Facilities in the aggregate.

                  (c) Notwithstanding the foregoing provisions of this Section 4.1, or any other contrary provision of any Transaction Document, Provider shall be entitled to perform procedures for free and refund amounts paid for procedures on a limited basis in a manner and to the extent Provider has done so in the past, or as otherwise consented to by Newco. The Facility Usage Fee with respect to such procedures shall be eliminated, as long as the aggregate Facility Usage Fee paid hereunder equals or exceeds the fair market value of the use of the Facilities.

         Section 4.2 Budgeted Expenses. Caster PC acknowledges that certain of its employees have in the past performed services utilizing the assets acquired by Newco pursuant to the Contribution Agreement (the "Remaining Employees"), and that the continued availability of the Remaining Employees to Newco is critical to the business of Newco. Caster PC hereby agrees to make the Remaining Employees exclusively available to Newco, unless prohibited by law, in accordance with the instructions of a majority of the Managers of Newco, and to incur certain budgeted expenses, including without limitation the expenses of maintaining and administering the existing retirement plan of Caster PC, in connection with the operations of Newco and those operations of Caster PC or Provider for which Newco will reimburse Caster PC or Provider as contemplated in Sections 4.4 and 4.5; provided that such availability and use of the Remaining Employees, and expenses related to Newco's, Caster PC's and Provider's operations, shall be consistent with the practices of Caster PC prior to the Effective Time (as defined in the Contribution Agreement), subject to appropriate adjustment for any growth in the volume of procedures done using the Facilities during the term of this Agreement. Newco agrees that it shall bear the actual, out-of-pocket costs of employing the Remaining Employees, and any other actual, out-of-pocket expenses incurred by Caster PC and related solely to the operations of Newco, but only to the extent (a) such costs or expenses are, individually and collectively, not in excess of amounts reflected in the budget agreed upon pursuant to the other provisions of this Section (collectively, the "Budgeted Costs") or (b) such costs or expenses are specifically and by amount agreed to in writing by any one (1) of the Prime designated managers of Newco. All costs or expenses to be reimbursed by or charged or netted from amounts owed to Newco must be specifically reflected in an annual budget prepared and delivered by Caster PC to Newco, that has been agreed upon in form and substance by a majority of the managers of Newco. Such budgets shall be delivered not less than sixty (60) days prior to the beginning of the period to which the budget applies; provided, however, that the initial budget for the remainder of the year 2000 shall be delivered on the date of this Agreement.

                  Newco shall have the right to audit and inspect all of the records of Caster PC as they relate to Caster PC's costs and expenses pursuant to this Section. Caster PC and Provider shall cooperate and provide access to all relevant books and records in connection with the exercise of such right. Newco must give at least ten (10) days prior written notice to Caster PC of its intent to exercise its auditing rights, and Newco will bear the costs of any such audit, unless the audit reveals that Budgeted Costs were overpaid by Newco by more than five percent (5%), in which case Caster PC will promptly reimburse Newco for all reasonable out-of-pocket costs and expenses incurred by it in connection with such audit. Unless otherwise agreed by the parties involved, such audit shall be conducted during normal business hours at the offices of Caster PC. Any overpayments by Newco for Budgeted Costs shall be paid to Newco by Caster PC, together with interest accrued thereon at the rate of eighteen percent (18%) per annum from the date of overpayment until the date paid by Caster PC. Any underpayments by Newco for Budgeted Costs shall be paid to Caster PC by Newco, together with interest accrued thereon at the rate of eighteen percent (18%) per annum from the date of underpayment until the date paid by Newco.

         Section 4.3 Compliance With Laws. Caster PC and Provider shall provide professional services to patients in compliance at all times with, and shall otherwise comply with, all ethical standards, laws, rules and regulations applicable to the operations of Caster PC and Provider. Caster PC and Provider shall use reasonable efforts to ensure that Provider and the employees of Caster PC and Provider have all required licenses, credentials, approvals or other certifications to perform his or her duties and services for Caster PC and Provider. In the event that any disciplinary actions or medical malpractice actions are initiated against Provider or any employee of Provider or Caster PC, Caster PC and Provider shall promptly inform Newco of such action and the underlying facts and circumstances.

         Section 4.4 Caster PC's and Provider's Internal Matters. Caster PC and Provider shall be responsible for matters involving their respective corporate governance, employees and similar internal matters, including, but not limited to, preparation and contents of such reports to regulatory and tax authorities governing Caster PC and Provider that Caster PC or Provider are required by law to provide, distribution of professional fee income among Provider or the shareholders of Caster PC, disposition of Caster PC's and Provider's property and stock and hiring and firing of their employees and licensing. The legal, accounting and other professional services fees incurred by Provider or Caster PC in connection with the internal matters of Caster PC, the distribution of the fee income among Provider or shareholders of Caster PC and the personal accounting of Caster PC and Provider and similar internal and personal matters, shall be borne exclusively by Caster PC and/or Provider, except to the extent included as reimbursable by Newco in the budget prepared pursuant to, or otherwise approved for reimbursement in accordance with, Section 4.2 above.

         Section 4.5 Personal  Expenses.  Except as expressly  provided above in
Section 4.2, Provider agrees that Personal Expenses of Provider shall not be considered expenses of Newco and shall be borne solely by Provider, unless agreed otherwise by the unanimous vote or written consent of the managers of Newco. For purposes of this Section, the term "Personal Expenses" shall mean all liabilities, obligations, costs and expenses of Caster that arise after the Closing Date that are not directly and exclusively related to the provision or operation of the Facilities, the conduct of the Business, or the employees, excluding expenses included as reimbursable by Newco in the budget prepared pursuant to, or otherwise approved for reimbursement in accordance with, Section
4.2 above.

         Section 4.6 Events Excusing Performance. In the event of a Force Majeure Event that prevents Caster PC's or Provider's performance under this Agreement, Caster PC and/or Provider (as applicable) shall not be liable to Newco for failure to perform any covenants hereunder to the extent such performance is prevented or impeded by such Force Majeure Event, and Newco shall not have the right to terminate this Agreement, for so long as such events continue and for a reasonable period of time thereafter; provided, however, that if such events continue and Caster PC and/or Provider is not able to perform its obligations hereunder for a period of one hundred and eighty (180) consecutive days or more, Newco, Caster PC or Provider may terminate this Agreement by written notice to the others. Notwithstanding any provision of the Transaction Documents to the contrary, for any portion of such periods following a Force Majeure Event in excess of five (5) business days during which Caster PC and/or Caster is unable to perform its obligations hereunder, then Newco may enter into agreements with other physicians regarding use of the Facilities, upon such terms and conditions as a simple majority of Newco's managers may agree, not subject to any specific approval rights in favor of any particular manager or member of Newco, and each of the parties hereto agrees to cast any vote it may have as a manager or member of Newco as necessary to give full effect to this sentence.

                                    ARTICLE V

                              Term and Termination

         This Agreement shall commence on the date hereof and shall expire on the earlier of (a) the 40th anniversary hereof or (b) the expiration or termination of the Restricted Period (as defined in the Contribution Agreement); provided, however, that (y) Prime may elect to have Newco terminate this Agreement at any time following any breach by Provider of the provisions of
ARTICLE VIII or ARTICLE IX of the Contribution Agreement (with the further understanding that no breach by Provider of Section 9.3(b) of the Contribution Agreement can be cured) and (z) Provider or Caster PC may elect to terminate this Agreement at any time following any material breach by PMSI or Prime of the provisions of ARTICLE VIII or ARTICLE IX of the Contribution Agreement.

                                   ARTICLE VI

                               General Provisions

         Section 6.1 Collateral Agreements, Amendments, and Waivers. This Agreement (together with the Contribution Agreement and all documents delivered pursuant to the Contribution Agreement) supersedes all prior documents, understandings, and agreements, oral or written, relating to this transaction and constitutes the entire understanding among the parties with respect to the subject matter hereof. Any modification or amendment to, or waiver of, any provision of this Agreement (or any document delivered pursuant to this Agreement unless otherwise expressly provided therein) may be made only by an instrument in writing executed by each party thereto.

         Section 6.2 Successors and Assigns. No party's rights or obligations under this Agreement may be assigned without the prior written consent of all parties hereto. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding sentences of this Section, the provisions of this Agreement (and, unless otherwise expressly provided therein, of any document delivered pursuant to this Agreement) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns.

         Section 6.3 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

         Section 6.4 Waiver. No failure or delay on the part of any party in exercising any right, power, or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power, or privilege; nor shall any single or partial exercise of any such right, power, or privilege preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

         Section 6.5 Notices. Unless specifically provided otherwise herein, any notices required or permitted to be given under this Agreement shall be given and deemed received in the manner provided in the Contribution Agreement.

         Section 6.6 Survival of Representations, Warranties, and Covenants. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all covenants, agreements, representations, and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the execution of this Agreement.

         Section  6.7   Construction.   This  Agreement  and  any  documents  or
instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

         Section 6.8 Other Agreements. Each party hereto agrees that any material breach by it of any of the terms and provisions of another Transaction Document (as defined in the Contribution Agreement) to which it is a party shall also be deemed to have been a material breach by it of this Agreement, for all purposes. The remedy provided in Section 9.7 of the Contribution Agreement, and termination of this Agreement, shall in all events be the exclusive remedy for any and all acts or omissions of Caster that result in a material breach of any of the provisions of ARTICLE VIII or ARTICLE IX thereof, regardless of whether such acts or omissions, in the absence of this sentence, would give rise to a claim under any of the Transaction Documents, including this Agreement.

     Section 6.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         Section 6.10 Arbitration. Any controversy between the parties regarding this Agreement or any other Transaction Document, any claims arising out of any breach or alleged breach of this Agreement or any other Transaction Document, and any claims arising out of the relationship between the parties created hereunder, shall be submitted to binding arbitration by all parties involved in accordance with the terms of the Contribution Agreement.

         Section 6.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Any party hereto may execute this Agreement by signing any one counterpart.

                            [Signature page follows]

                                 SIGNATURE PAGE

                                       TO

                             FACILITY USE AGREEMENT

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Newco:                              Caster One, L.L.C.

                        Teena Belcik, signing as a manager of Newco
                                 and on behalf of Prime, as a member of Newco



                        Andrew Caster, signing as both a manager
                                 and on behalf of Seller, as a member of Newco



Caster:                     _______________________________________________
                                            Andrew Caster, M.D.

Seller:                                     Caster Eye Center Medical Group

                                            By:
                         Andrew Caster, M.D., President